Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-190105) on Form S-8 of WCI Communities, Inc. of our report dated April 18, 2013 (July 18, 2013 and July 22, 2013 as to the information included in the fifth and second paragraphs of Note 16, respectively), relating to our audit of the consolidated financial statements for the year ended December 31, 2011, which appear in this Annual Report on Form 10-K of WCI Communities, Inc. for the year ended December 31, 2013.

/s/ McGladrey LLP

West Palm Beach, Florida

February 27, 2014